Sequa to Offer $200 Million of Senior Notes
New York, March 23 - Sequa Corporation (NYSE, SQAA) intends to offer $200 million of new Senior Notes due 2008 through a private placement under Rule 144A of the Securities Act of 1933, as amended.

         The offering is expected to close later this month, and a portion of the proceeds will be used to repay approximately $100 million outstanding under Sequa's revolving credit agreement and to redeem $66.4 million of 10.1 percent Medium Term Notes when they mature in May 2001. The balance of the proceeds will be used for general corporate purposes.

         The Senior Notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration under the Securities Act of 1933, as amended, or without an exemption from the registration requirements. Sequa expects to exchange the Senior Notes for a series of senior notes that will have been registered under the Securities Act of 1933, as amended.

         Sequa Corporation is a diversified manufacturer with eight discrete business units organized around five operating segments: aerospace, propulsion, metal coating, specialty chemicals, and other products.


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3/23/01
THIS PRESS RELEASE IS INTENDED FOR INFORMATION PURPOSES ONLY. IT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

This press release may contain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. For further information, see the reports and documents Sequa files with the Securities and Exchange Commission. Sequa is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.